EXHIBIT 99.1
                                                              ------------

                              PRESS RELEASE
                              -------------

   FOR FURTHER INFORMATION:
   AT THE COMPANY:          AT ASHTON PARTNERS:
   DENNIS LETHAM            CHRIS KETTMANN           H. PATEL
   CHIEF FINANCIAL OFFICER  INVESTOR INQUIRIES       MEDIA INQUIRIES
   (224) 521-8601           (312) 553-6716           (312) 553-6745



                     ANIXTER INTERNATIONAL INC. REPORTS
                       EARNINGS PER SHARE OF 27 CENTS
                          ON SALES OF $662 MILLION


   GLENVIEW, IL, APRIL 29, 2003   Anixter International Inc. (NYSE: AXE),
   the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers, today reported results for the quarter ended April 4, 2003.

   FIRST QUARTER HIGHLIGHTS

   * Sales of $662.2 million, including $49.6 million of sales from the recent Pentacon acquisition, rose 8 percent versus the prior year quarter.
   * Operating profits increased by 10 percent year-over-year to $22.6 million.
   * Diluted earnings per share, which includes after-tax costs of 1 cent per diluted share for the early retirement of debt, were 27 cents or 17 percent more than the year ago quarter.
   * Cash flow from operations of $32.3 million was used, among other things, to repurchase $17.3 million of the Company's common stock.

   FINANCIAL HIGHLIGHTS
   (In millions, except per share amounts)

                                                  April 4, 2003                March 29, 2002                Percent Change
                                                  -------------                --------------                --------------
       Net Sales                                        $662.2                        $614.7                             8%
       Operating Income                                  $22.6                         $20.5                            10%
       Net Income                                        $10.2                          $8.9                            14%
       Diluted Earnings Per Share                         $0.27                         $0.23                           17%
       Diluted Weighted Shares                            37.8                          38.0                            -1%

   Robert Grubbs, President and CEO, said, "Despite continued economic softness and uncertainty, we were able to generate sales and earnings in line with our stated range of expectations for the quarter. Our market data continues to suggest that we are increasing market share in the face of these difficult times. At the same time, we have the earnings and cash flow strength to continue investing in new market opportunities that are expected to contribute to growth and profitability in both the near and long term."

   FIRST QUARTER RESULTS

   For the three-month period ended April 4, 2003, sales of $662.2 million produced net income of $10.2 million, or 27 cents per diluted share. The current period sales include $49.6 million from the operations of Pentacon, which were acquired in September of 2002. The Pentacon sales added 2 cents per diluted share of net income in the first quarter of this year. In the prior year period, sales of $614.7 million generated net income of $8.9 million, or 23 cents per diluted share. The prior year includes an after-tax gain of $0.7 million or 2 cents per diluted share from the sale of real estate. The prior year also includes an after-tax loss of $0.6 million or 2 cents per diluted share from the early retirement of debt. In the current quarter, the company recorded an after-tax loss of $0.2 million or 1 cent per diluted share related to the early retirement of debt. Consistent with revised financial accounting standards, gains and losses associated with the early retirement of debt are now being reported as a component of other income and expense' for all periods.

   Operating income in the quarter was $22.6 million, or 10 percent greater than in the 2002 first quarter. For the latest quarter, operating margins were 3.4 percent as compared with 3.3 percent in the year ago quarter.

   Operating cash flow in the quarter was $32.3 million compared to $42.5 million in the year ago quarter when the Company experienced a 7.2 percent drop in consecutive quarter revenues. At the end of the current quarter, the debt-to-total capitalization ratio was 24.0 percent as compared to 23.5 percent at the end of fiscal 2002. If amounts advanced under the accounts receivable securitization facility were included in the calculation as debt, the debt-to-total capitalization ratio would have been 34.1 percent as compared to 33.8 percent at the end of fiscal 2002. The Company believes the adjusted debt-to-total capitalization ratio is of interest to analysts, investors and other interested parties and, accordingly, it has been presented to permit a more complete analysis of the Company's capitalization relative to others.

   FIRST QUARTER SALES TRENDS

   Commenting on first quarter sales trends, Grubbs said, "The continued softness in IT and telecom spending and manufacturing sector economic weakness have been well documented. Despite these broader issues, however, our first quarter sales results were a repeat of the overall sales patterns of the past few quarters. Excluding sales from the recent Pentacon acquisition, our quarterly sales over the last five quarters have been in a very tight range between $612.5 and $619.4 million. During this time period there has been a fairly steady softening of telecom-related integrated supply sales, with the first quarter reflecting nearly a $35 million year-on-year decrease in such sales. At the same time this has been offset by a firming of enterprise network product sales and exchange rate driven growth in our foreign businesses."

   "Sales in Europe increased 16.0 percent over the year ago quarter, all of which was attributable to the effects of the weaker US dollar. At the same time, our Latin America and Asia/Pacific combined business experienced an 8.0 percent increase in sales versus the first quarter of last year. After excluding the effects of exchange rate differences, this business increased 11.9 percent in sales due primarily to higher telecom-related integrated supply sales in Asia/Pacific," said Grubbs.

   "Overall, the sales environment remains challenging, as customers in all markets continue to be extremely reluctant to commit to new capital spending. At the same time, our current sales mix, which continues to be driven largely by maintenance spending for moves, adds and changes in existing networks, seems to have found a fairly firm bottom in this difficult market. Our statistics on new customer acquisitions continue to be positive, which is an important offset to this environment of continued soft capital spending," Grubbs commented.

   PENTACON ACQUISITION

   "We were pleased with the progress that was made during the first quarter in terms of both revenue growth and integration efforts," said Grubbs. "We saw Pentacon sales grow by 11.6 percent from the fourth quarter to the first quarter. This growth was achieved despite some very soft production schedules at some of our key customers. The growth reflects a combination of renewed customer confidence in the new' Anixter-Pentacon and new contracts added over the past few months. As a result of the improved revenues, the acquired Pentacon operations contributed 2 cents to diluted earnings per share in the first quarter."

   Commenting further, Grubbs said, "Over the past few months we have added sales staff at Pentacon to capitalize on its renewed financial strength and market position. At the same time we believe we have made good initial progress in combining the Anixter OEM wire & cable sales efforts into Pentacon. We expect the combined Anixter-Pentacon OEM sales team to drive sales growth as the year unfolds."

   CONTINUED STRONG CASH FLOW

   "During the quarter we generated $32.3 million in cash flow from operations due to a combination of earnings and additional working capital reductions," noted Dennis Letham, Chief Financial Officer. "We used $12.6 million of this cash flow for capital expenditures, including $11.2 million for the continued construction of our new headquarters building. Through a sale and leaseback transaction, we anticipate recovering the capital invested in this project, in the second half of 2003. In the first quarter we also repurchased 832,200 of our common shares for $18.4 million, of which $17.3 million was paid for by quarter end."

   Letham added, "At the end of the quarter, our total borrowings, inclusive of $128.5 million advanced under our accounts receivable securitization facility, were $328.7 million, which resulted in a debt-to-total capital ratio of 34.1 percent. This compares to total borrowings of $324.8 million and a debt-to-total capital ratio of 33.8 percent at the end of fiscal 2002. At this level of leverage we continue to have very good financial flexibility to pursue additional growth opportunities."

   RESTRICTED STOCK GRANTS

   "After evaluating current public discussions, trends surrounding the use of stock options, the issues of expensing options and shareholder dilution caused by options, the Anixter Board made the decision to grant restricted stock units in lieu of options with the 2003 grant cycle," said Grubbs. "As a result of this decision, 248,000 stock units were granted in the first quarter of 2003. As required by generally accepted accounting principles, the costs associated with this grant will be expensed over the vesting period of the units. This will result in a reduction to anticipated 2003 earnings of approximately 3 cents per diluted share."

   SECOND QUARTER OUTLOOK

   Commenting on the outlook for the second quarter of 2003, Grubbs said, "At the outset of the year we had an expectation of a general economic recovery. Through the current date there have been few signs of such a recovery taking hold and continued uncertainty makes it difficult to predict when a more robust recovery will begin. In such an environment it is increasingly clear that in the near term, growth and improved profitability will come only as a result of increased market share and product line expansion."

   "We continue to believe, based upon our market contacts, that we are taking share in our core product and primary customer markets," said Grubbs. "At the same time, our efforts to 1) expand our security product lines through the addition of new vendors, 2) develop new security sales opportunities through programs like our recently announced, award winning CCTP solution, 3) invest in the expansion of our OEM sales efforts, and 4) remain focused on selling the value of more efficient supply chain management, all should help drive revenue growth. The near-term issue is whether these efforts will be sufficient to offset continued or further economic weakness."

   Grubbs concluded by saying, "While we are very focused and encouraged by the opportunities to grow our business and improve near-term profitability, the continuing economic uncertainty makes it difficult to predict the exact timing or extent of any rebound in capital spending by our customers. As a result, our near-term outlook is for a continuation of the sales and earnings patterns of the past few quarters."







   FIRST QUARTER EARNINGS REPORT

   Anixter will report results for the first quarter on Tuesday, April 29, 2003, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter's Website at WWW.ANIXTER.COM. The Webcast also will be available over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at WWW.COMPANYBOARDROOM.COM, or by visiting any of the investor sites in CCBN's Individual Investor Network (such as America Online's Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (WWW.STREETEVENTS.COM). The Webcast will be archived on all of these sites for 30 days.

   ABOUT ANIXTER

   Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) more than 185,000 products and nearly $500 million in inventory, 2) 142 warehouses with more than 4.4 million square feet of space, and 3) locations in 175 cities in 40 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

   SAFE HARBOR STATEMENT
   THE STATEMENTS IN THIS NEWS RELEASE THAT USE SUCH WORDS AS "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "CONTEMPLATE," "ESTIMATE," "PLAN," "PROJECT," "SHOULD," "MAY," OR SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. THEY ARE SUBJECT TO A NUMBER OF FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM WHAT IS INDICATED HERE. THESE FACTORS INCLUDE GENERAL ECONOMIC CONDITIONS, TECHNOLOGY CHANGES, CHANGES IN SUPPLIER OR CUSTOMER RELATIONSHIPS, EXCHANGE RATE FLUCTUATIONS, AND NEW OR CHANGED COMPETITORS. PLEASE SEE THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS FOR MORE INFORMATION.







    ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                              WWW.ANIXTER.COM

   ANIXTER INTERNATIONAL, INC.
   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              April 4, 2003          January 3, 2003
                                                              -------------          ---------------
      (In millions)
      ASSETS
      Cash                                                              $   24.0                $  19.1
      Accounts receivable, net                                             206.4                  188.2
      Note receivable - unconsolidated subsidiary                           62.2                   69.6
      Inventories                                                          492.5                  498.8
      Deferred taxes                                                        26.5                   26.5
      Other current assets                                                  12.0                   10.0
                                                                         -------                -------
            Total current assets                                           823.6                  812.2
      Property and equipment, net                                           67.3                   59.1
      Goodwill, net                                                        248.9                  247.6
      Other assets                                                         109.7                  107.1
                                                                        --------                -------
                                                                        $1,249.5               $1,226.0
                                                                        ========               ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Accounts Payable                                                  $  281.6               $  257.3
      Accrued expenses                                                      77.2                   83.5
      Accrued restructuring costs                                            3.5                    4.2
      Accrued income taxes                                                   3.7                    4.7
                                                                         -------                 ------
         Total current liabilities                                         366.0                  349.7
                                                                            74.1                   71.1
      Long-term debt
      Zero-coupon convertible notes                                        126.1                  124.0
      Other liabilities                                                     48.6                   46.4
                                                                         -------                -------
         Total liabilities                                                 614.8                  591.2
      Stockholders' equity                                                 634.7                  634.8
                                                                         -------                -------
                                                                        $1,249.5               $1,226.0
                                                                        ========               ========









     ANIXTER INTERNATIONAL, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         13 Weeks Ended
                                                            -----------------------------------------
                                                              April 4, 2003          March 29, 2002
                                                              -------------          --------------
       (In millions, except per share amounts)
       Net Sales                                                        $ 662.2               $  614.7
       Cost of goods sold                                                 501.4                  475.1
                                                                        -------                -------
       Gross profit                                                       160.8                  139.6
       Operating expenses                                                 137.8                  119.1
       Amortization of intangibles                                          0.4                      -
                                                                        -------                -------
       Operating income                                                    22.6                   20.5
       Interest expense                                                    (3.4)                  (4.7)
       Extinguishment of debt                                              (0.4)                  (1.0)
       Other, net                                                          (1.3)                     -
                                                                        -------                -------
       Income before income taxes                                          17.5                   14.8
       Income tax expense                                                   7.3                    5.9
                                                                        -------                -------
       Net income                                                       $  10.2                $   8.9
                                                                        =======                =======
       BASIC INCOME PER SHARE                                           $  0.28                $  0.24
       DILUTED INCOME PER SHARE                                         $  0.27                $  0.23
       AVERAGE SHARES OUTSTANDING:
          Basic                                                            36.9                   36.6
          Diluted                                                          37.8                   38.0
       GEOGRAPHIC SEGMENTS
       NET SALES:
          North America                                                 $ 518.1                $ 487.6
          Europe                                                           97.9                   84.4







          Asian Pacific and Latin America                                  46.2                   42.7
                                                                        -------                -------
                                                                        $ 662.2                $ 614.7
                                                                        =======                =======
       OPERATING INCOME (LOSS):
       North America                                                     $ 19.1                $  18.0
       Europe                                                               3.0                    3.4
       Asian Pacific and Latin America                                      0.5                   (0.9)
                                                                        -------                -------
                                                                        $  22.6                $  20.5
                                                                        =======                =======

   Certain amounts for the prior year have been reclassified to conform to the current year presentation. The reimbursement from vendors for expenses incurred by the Company to sell the vendors' products have been classified as a reduction to operating expenses rather than as a reduction to cost of sales. This change has the effect of reducing the gross profits and operating expenses by $1.9 million and $2.2 million in 2003 and 2002, respectively. Also, the costs associated with the debt extinguishment are no longer reported as an extraordinary item, but as a non-operating expense entitled "Extinguishment of debt."